Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor, New York, NY 10022-6225

February 24, 2011

Schroder Capital Funds (Delaware)
Schroder Series Trust
875 Third Avenue, 22nd Floor
New York, NY 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from March 1, 2011 through February 29, 2012, to pay or reimburse the applicable fund to the extent that the total annual fund operating expenses of a fund (other than acquired fund fees and expenses, interest, taxes and extraordinary expenses) allocable to each fund’s Investor Shares and Advisor Shares exceed the following annual rates (based on the average daily net assets attributable to each share class of the applicable fund taken separately):

	Investor Shares	Advisor Shares
Schroder Total Return Fixed Income Fund	0.40%	0.65%
Schroder U.S. Opportunities Fund	1.70%	1.95%

Sincerely,

Schroder Investment Management North America Inc.

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Chief Operating Officer